EX 99-1

                                                                            News
                                                                         Release


                               Vectren Corporation
                                  P.O. Box 209
                            Evansville, IN 47702-0209
FOR IMMEDIATE RELEASE
March 12, 2004

Vectren Contact: Media - Mike Roeder (812) 491-4143 or mroeder@vectren.com Vectren Investor Relations - Steve Schein, 812-491-4209 or sschein@vectren.com OUCC Contact: Media - Anthony Swinger, (317) 233-2747 or aswinger@oucc.in.gov

           Vectren South seeks approval of new natural gas base rates

Evansville, Ind. -- Vectren Energy Delivery of Indiana - South (Vectren South), a subsidiary of Vectren Corporation (NYSE: VVC), filed a petition today with the Indiana Utility Regulatory Commission (IURC) to adjust its base rates and charges for its gas distribution business in southwestern Indiana, including Vanderburgh, Posey, Warrick, Gibson, Knox, Daviess, Spencer, Pike and Dubois counties. If the filing is approved, Vectren South expects to increase its base (non-gas cost) rates by approximately $5.7 million to cover the ongoing cost of operating and maintaining the approximately 3,000-mile distribution and storage system used to serve more than 110,000 customers.

The petition indicates that Vectren South has reached an agreement in principle with the Indiana Office of Utility Consumer Counselor (OUCC) regarding the proposed changes to the rates and charges. In an effort to streamline one aspect of the formal regulatory review process, Vectren South and the OUCC have been engaged for several months in an intensive review of a proposed adjustment to base rates. As a result of that process, subject to finalization of the agreement in principle, Vectren South has agreed to reduce its original proposed $14.7 million increase by more than 60 percent resulting in a $5.7 million request to the IURC. The agreement in principle further provides for Vectren South's recovery through a tracking mechanism of costs required to comply with a new federal law dealing with pipeline safety. Vectren South and the OUCC continue to meet in order to finalize the agreement in principle.

If finalized by the OUCC and ultimately approved by the IURC, the agreement in principle would result in about a 5 percent increase for the typical Vectren South residential customer who uses natural gas to heat his/her home. The proposal will not affect the electric portion of Vectren South customer bills, nor will the proposal impact current rates for Vectren North gas customers. If the requested rate adjustment is approved, Vectren South's residential customers will still have among the lowest gas residential bill totals in Indiana.

As required by the regulatory process, Vectren South will be required to submit information substantiating the proposed adjustment to its base rates. During the processing of the case by the IURC, there will also be one or more public hearings conducted regarding the proposal, including a public field hearing in Evansville at a date and location to be determined.

The petition only addresses Vectren South's "non-gas" costs, which represent between 25 and 30 cents of every dollar paid by customers for their gas service. These "non-gas" costs are incurred to build, operate and maintain the pipes, other equipment and systems that are used to deliver gas across Vectren South's system to its customers. The remaining 70 to 75 cents of each dollar represent the actual cost of the gas used by customers. That gas is purchased on the competitive wholesale market by Vectren South on behalf of its customers and its actions are subject to regulatory scrutiny under the state's Gas Cost Adjustment
(GCA) procedures to ensure its purchasing actions are reasonable. Every three months, the IURC reviews Vectren South's actual gas purchase costs to ensure that those costs are reasonable. Under Indiana regulation, Vectren South is not allowed to make a profit on the cost of gas.

Today's base rate filing marks the first time Vectren South has filed a request for a base rate increase since 1995. As a result of that 1995 request, Vectren South's existing base rates went into effect in 1996. Over the past eight years, Vectren South has managed its operations in a way that enabled it to avoid an increase for its "non-gas" costs. However, during that time frame, the company has invested nearly $28 million in its natural gas delivery infrastructure, which is not reflected in its current base rates. Also, since 1996, the amounts paid for income and gross receipts taxes, health care, labor and other operating costs have increased.

"It has been nearly nine years since we last sought to adjust our base rates. Given this passage of time, we need an increase to recover the costs associated with providing our customers with safe and reliable gas service. The primary driver is our investment of nearly $28 million in infrastructure upgrades" said Bill Doty, Vectren's executive vice president of utility operations. "A strong utility infrastructure is a critical component to southwestern Indiana's continued economic growth. Adjusting our base rates to reflect this investment is important to our efforts to sustain and promote the service reliability that is critical to our customers and the economic well-being of businesses in our service territory."

"OUCC and Vectren staff have worked diligently over the past seven months to find a fair resolution to Vectren South's request," said Anne E. Becker, Indiana's Utility Consumer Counselor, the statutory representative of Indiana utility customers. " After extensive investigation and scrutiny, our office has arrived at an agreement in principle that fairly balances our interest in keeping consumers' base gas rates as low as reasonably possible with Vectren South's interest and right in having an opportunity to earn an appropriate profit while meeting its obligation to provide consumers with safe and reliable gas service."

The merger in early 2000 of Indiana Energy, Inc. and SIGCORP, Inc. to create Vectren, combined with the acquisition later in that same year of the natural gas distribution assets of The Dayton Power & Light Company, has contributed to the ability to delay the need to seek a rate increase by creating a larger customer base to more efficiently spread operating costs across the companies.


"We have achieved great cost savings since the merger and have made significant investments in both our infrastructure and the state's economy. We are proud to have opened a state-of-the-art call center in Evansville serving one million customers. The consolidated call center and its associated technologies are among the examples of the savings enjoyed by all customers since the last base rate increase," Doty said.

About Vectren Corporation
Vectren Corporation is an energy and applied technology holding company headquartered in Evansville, Indiana. Vectren's regulated energy delivery subsidiaries provide gas and/or electricity to nearly one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's non-regulated subsidiaries and affiliates currently offer energy-related products and services to customers throughout the Midwest and Southeast. These include gas marketing and related services; coal production and sales; utility infrastructure services; and broadband communication services. To learn more about Vectren, visit www.vectren.com.

About the OUCC
The Indiana Office of Utility Consumer Counselor (OUCC) is the state agency that represents the interests of all utility consumers and the public in matters related to the provision of utility services. The agency is active in proceedings before regulatory and legal bodies, and committed to giving consumers a voice in the creation of utility service policy. Consumers with questions or concerns regarding utility service can contact the OUCC toll-free at 1-888-441-2494 or on the World Wide Web at www.IN.gov/OUCC.

Safe Harbor for Forward Looking Statements

This document contains forward-looking statements, which are based on management's beliefs and assumptions that derive from information currently known by management. Vectren wishes to caution readers that actual results could differ materially from those contained in this document. Additional detailed information concerning a number of factors that could cause actual results to differ materially from the information that is provided to you is readily available in our report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2004.